Exhibit 99.1

July 26, 2018	Analyst Contact: Brandon Lohse
918-947-7472
Media Contact: Jennifer Rector
918-947-7571

ONE Gas, Inc. Adds Two Additional Board Members

TULSA, Okla. - July 26, 2018 – The board of directors of ONE Gas, Inc., (NYSE: OGS) has appointed Arcilia C. Acosta and Tracy E. Hart to its board, effective July 23, 2018, expanding its board from seven to nine members.

Acosta, 52, serves as the president and chief executive officer of CARCON Industries and Construction, a Dallas, Texas-based firm specializing in commercial, industrial and transportation design and build construction. Acosta is also the founder and CEO of STL Engineers, a geotechnical engineering and construction materials testing firm also based in Dallas. She earned a Bachelor of Arts from Texas Tech University and is a graduate of Harvard University Business School Corporate Governance Program.

Hart, 56, serves as the president of Tarlton Corporation, a St. Louis, Missouri-based general contracting and construction management firm consistently ranked among Engineering News-Record’s Top 400 Contractors. Since Hart became president in 1999, Tarlton has tripled its size and further solidified its market share. Hart earned a Bachelor of Arts in English and Communication from the University of Michigan.

“Arcilia Acosta and Tracy Hart bring a wealth of knowledge and experience to our board, and we look forward to their contributions,” said John W. Gibson, ONE Gas chairman. “I am confident their experience and expertise will greatly benefit our board and shareholders.”

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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